Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com
NEWS RELEASE

CBOE HOLDINGS, INC. REPORTS SOLID FOURTH QUARTER AND RECORD FULL-YEAR 2011 FINANCIAL RESULTS

Fourth Quarter Financial Highlights

•	Adjusted Operating Revenues Increase 6 Percent to $120.2 Million(1)

•	Adjusted Net Income Allocated to Common Stockholders Increases 10 Percent to $33.2 Million(1); Adjusted Diluted EPS Up 19 Percent to $0.37(1)

•	GAAP Net Income Allocated to Common Stockholders Increases 2 Percent to $31.3 Million; Diluted EPS Up 13 Percent to $0.35 Compared to $0.31 in Prior Year

2011 Full-Year Records

•	Adjusted Operating Revenues of $508.1 Million Increases 17 Percent(1)

•	Adjusted Net Income Allocated to Common Stockholders Increases 38 Percent to $143.7 Million(1); Adjusted Diluted EPS Up 47 Percent to $1.60(1)

•	GAAP Net Income Allocated to Common Stockholders Increases 40 Percent to $137.1 Million; Diluted EPS Up 48 Percent to $1.52 Compared to $1.03 in Prior Year

•	Adjusted Operating Margin of 48.4 Percent(1)

•	Average Daily Trading Volume of 4.83 Million Contracts, Up 8 Percent

CHICAGO, February 9, 2012 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported GAAP net income allocated to common stockholders of $31.3 million, or $0.35 per diluted share, in the fourth quarter 2011 compared with $30.7 million, or $0.31 per diluted share in the fourth quarter of 2010.  On an adjusted basis, net income allocated to common stockholders increased 10 percent to $33.2 million, or $0.37 per diluted share, compared with $30.2 million, or $0.31 per diluted share, in the prior year period.  Adjusted operating revenues for the fourth quarter were $120.2 million, an increase of 6 percent compared to $113.0 million in 2010’s fourth quarter.

(1) A full reconciliation of CBOE Holdings’ non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.

For the year ended December 31, 2011, CBOE Holdings reported record revenues and earnings.  GAAP net income allocated to common stockholders increased 40 percent to $137.1 million, or $1.52 per diluted share, on total operating revenues of $508.1 million.  For the comparable period in 2010, the company reported GAAP net income allocated to common stockholders of $98.2 million, or $1.03 per diluted share, on operating revenues of $437.1 million.  On an adjusted basis, net income allocated to common stockholders increased 38 percent to $143.7 million from $104.2 million in 2010, while adjusted diluted earnings per share grew 47 percent to $1.60 from $1.09 in 2010.

CBOE Holdings’ financial results for the three and twelve months ended December 31, 2011 and 2010 included certain items and allocations that management believes are not representative of its operating performance.  Financial measures presented on an adjusted basis exclude these items to present a more meaningful comparison.  More information on the adjusted financial measures and a detailed analysis are included in the “Non-GAAP Information.”

“2011 was a record year for CBOE Holdings as we set new highs across our key financial metrics, including revenues, earnings, trading volume and operating margin.  Thanks to the expertise and dedication of our employees, we continued to meet the needs of our customers throughout the year by offering the industry’s most diverse product line, unparalleled customer service, and trading technology that is second to none,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “As a result, our company is stronger than ever and well positioned for future growth and to generate increased financial returns for our stockholders.”

“Our solid fourth quarter results cap an outstanding year for CBOE Holdings as we set new records for both top-line and bottom-line financial measures for 2011.  Throughout the year we continued to demonstrate strong expense control, delivering a record adjusted operating margin of 48.4 percent for 2011,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer.  “Our strong cash flow enabled us to return nearly $92 million to stockholders through dividends and share repurchases, bringing the total returned to stockholders over the past 18 months to more than $525 million.  In addition, we ended the year with a strong cash position of more than $135 million, providing us with the flexibility to continue to enhance share value through both internal investments and other capital allocation opportunities,” Dean added.

The table below highlights CBOE Holdings’ operating results for the comparative quarters and twelve-month periods ended December 31, 2011 and 2010.

Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	4Q 2011	4Q 2010	Y/Y Change		YTD 2011	YTD 2010	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures) (1)	4.30	4.26	1%		4.83	4.46	8%
Total Trading Volume (options and futures)	270.9	272.8	-1%		1,216.9	1,123.4	8%
Average Transaction Fee Per Contract	$0.321	$0.293	10%		$0.307	$0.294	4%
GAAP Financial Highlights:
Total Operating Revenues	$120.2	$117.4	2%		$508.1	$437.1	16%
Total Operating Expenses	67.5	65.5	3%		266.5	269.8	-1%
Operating Income	52.7	51.9	2%		241.6	167.3	44%
Operating Margin %	43.8%	44.2%	- 40	bps	47.6%	38.3%	930	bps
Net Income	$31.8	$31.4	1%		$139.4	$99.4	40%
Net Income Allocated to Common Stockholders	$31.3	$30.7	2%		$137.1	$98.2	40%
Diluted EPS	$0.35	$0.31	13%		$1.52	$1.03	48%
Weighted Average Shares Outstanding	89,397	97,802	-9%		89,994	95,754	-6%
Adjusted Financial Highlights (2)
Total Operating Revenues	$120.2	$113.0	6%		$508.1	$432.7	17%
Total Operating Expenses	63.8	63.5	—%		262.4	256.8	2%
Operating Income	56.4	49.5	14%		245.7	175.9	40%
Operating Margin %	46.9%	43.8%	310	bps	48.4%	40.7%	770	bps
Net Income	$33.7	$30.9	9%		$146.1	$105.5	38%
Net Income Allocated to Common Stockholders	$33.2	$30.2	10%		$143.7	$104.2	38%
Diluted EPS	$0.37	$0.31	19%		$1.60	$1.09	47%

(1) Trading days in the fourth quarter of 2011 and 2010 totaled 63 and 64, respectively.

(2) A full reconciliation of our non-GAAP results to our GAAP results for the 2011 and 2010 reporting periods is included in the attached tables.

Revenues

Adjusted operating revenues in the fourth quarter of 2011 increased $7.2 million, or 6 percent, to $120.2 million from $113.0 million in 2010’s fourth quarter.  This increase primarily reflects a $7.2 million increase in transaction fees and a $0.7 million increase in exchange services and other fees, offset somewhat by a $1.3 million decrease in access fees.  Access fees declined primarily due to the implementation of a sliding fee scale for certain trading permits effective January 2011.  Exchange services and other fees were up primarily due to fee increases for certain user services versus the fourth quarter of 2010.

Transaction fees increased 9 percent for the quarter due to a 10 percent increase in the average transaction fee per contract, offset slightly by a 1 percent decrease in trading volume compared with the fourth quarter of 2010.  Trading volume for the fourth quarter was 270.9 million contracts, or 4.30 million contracts per day, versus 2010’s fourth quarter volume of 272.8 million contracts, or 4.26 million contracts per day.  The average transaction fee per contract increased to $0.321 compared with $0.293 in the fourth quarter of 2010.

The increase in the average transaction fee per contract resulted primarily from a shift in trading volume mix, with higher-margin index options and futures contracts accounting for 28.9 percent of total contracts traded during the quarter versus 23.8 percent in the fourth quarter of 2010.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).

Adjusted Operating Expenses

Adjusted operating expenses of $63.8 million for the fourth quarter of 2011 was nearly flat compared with $63.5 million in the fourth quarter of 2010.  Adjusted operating expenses for the fourth quarters of 2011 and 2010 exclude $3.7 million for severance paid pursuant to an executive employment contract and $2.0 million for accelerated stock-based compensation expense, respectively.

The company’s core operating expenses of $41.5 million for the fourth quarter of 2011 increased by $1.5 million, or 4.0 percent, compared with last year’s fourth quarter, primarily driven by increases in travel and promotional expenses and employee costs, offset somewhat by lower data processing expenses.  Travel and promotional expenses were up due to an increase in advertising to support the launch of SPXpm.  The increase in employee costs was primarily related to higher expenses for employee benefits.

Core operating expenses represent total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses.

Volume-based expenses, which include royalty fees and trading volume incentives, were $14.8 million in the fourth quarter of 2011, a decrease of $0.6 million, or 4 percent, compared with the same period last year.  This decrease reflects a $2.6 million increase in royalty fees, which are directly related to higher trading volume in licensed index products, offset by a $3.2 million decrease in trading volume incentives.  The decline in trading volume incentives primarily resulted from changes to the program criteria.

Adjusted Operating Margin

The company’s adjusted operating margin increased 310 basis points to 46.9 percent for the fourth quarter of 2011, compared with 43.8 percent in the same period in 2010, representing the company’s sixth consecutive quarter of year-over-year operating margin increases.  The adjusted operating margin for the full-year 2011 was 48.4 percent, the highest annual level in the company’s history.

Effective Tax Rate

The GAAP effective tax rate for the fourth quarter increased to 39.2 percent from 37.2 percent in last year’s fourth quarter, primarily due to the impact of an increase in the Illinois tax rate effective January 1, 2011, offset somewhat by tax benefits recorded in the fourth quarter to recognize tax credits and the adjustment of deferred tax positions.

The adjusted effective tax rate, which excludes the benefit for tax credits related to prior years, was 39.8 percent compared with 37.2 percent for the fourth quarter of 2010.

Fourth Quarter 2011 Operational Highlights and Recent Developments

•                  On October 4, the company’s all-electronic exchange, C2, began trading SPXpm options, the company’s new S&P 500 Index options product.

•                  On November 1, CBOE Executive Vice Chairman Edward T. Tilly succeeded Edward J. Joyce as President and Chief Operating Officer of CBOE Holdings, CBOE and C2. Mr. Joyce stepped down for medical reasons after serving as President and Chief Operating Officer since June 2000.

•                  On December 12, CBOE Futures Exchange, LLC (CFE) announced that James F. Lubin, a 30-year veteran of the futures industry, had been named Managing Director of CFE to lead CFE’s strategic direction.

•                  On December 13, the company announced its investment in the Intellectual Property Exchange International (IPXI), the first financial exchange focused on intellectual property. In addition, CBOE Executive Vice President Richard DuFour was named to IPXI’s board of directors.

•                  On January 9, CFE launched trading in security futures on the CBOE Emerging Markets ETF Volatility Index (Index ticker: VXEEM; futures symbol: VXEM). Options on VXEEM were launched on January 31, 2012 at CBOE.

•                  On February 1, the company reported that average daily volume (ADV) for total options in January 2012 was 4.52 million contracts, a 27 percent increase from December 2011 ADV of 3.55 million contracts and a 15 percent decrease from January 2011 ADV of 5.29 million contracts. In addition, CFE reported ADV of 40,564 contracts in January 2012, up 4 percent compared with 38,908 per day during January 2011 and a 31 percent increase from 30,885 contracts per day in December 2011.

•                  On February 2, CFE launched trading in futures on the Radar Logic 25-Metropolitan Statistical Area (MSA) RPX Composite Index (ticker symbol: RPXCP), which tracks values of the U.S. residential housing market as a whole.

Share Repurchase Plan

During the fourth quarter of 2011, the company repurchased 1,236,100 shares of its common stock at an average price of $25.97 per share, for approximately $32 million.  The shares were purchased as part of the company’s $100 million share repurchase plan that was authorized on August 2, 2011.  Over the last five months of 2011, the company used $47 million to repurchase 1,836,000 shares of common stock at an average price of $25.59 per share.

As of December 31, 2011, the company had approximately $53 million remaining on its existing stock repurchase authorization.

Dividends

As announced on February 8, 2012, CBOE Holdings’ Board of Directors declared a quarterly dividend of $0.12 per share, payable March 23, 2012 to shareholders of record on March 2, 2012.

2012 Fiscal Year Financial Guidance

CBOE Holdings currently expects the following for the year ended December 31, 2012:

•                  The company expects revenue from exchange services and other fees to be in the range of $24.0 million to $26.0 million, a projected increase of about $6.0 million to $8.0 million from $18.2 million reported in 2011. This increase primarily reflects higher fees related to connectivity charges, registration fees and co-location fees.

•                  Consolidated access fees are expected to be in a range of $64.0 million to $67.0 million, reflecting the expected net impact of access fee changes implemented on January 3, 2012.

•                  Core expenses are expected to be in the range of $173.0 million to $178.0 million. The company expects core expenses to be at the low end of the guidance range if volume in 2012 is flat to up 4 percent and at the high end of the range if volume growth is 5 percent or higher. The projected increase in core expenses in 2012 reflects the carryover of projects deferred in 2011 and additional expenses to support revenue growth initiatives.

•                  Continuing stock-based compensation expense, included in core expenses above, is expected to be in the range of $12.2 million to $12.7 million for the full year.

•                  The consolidated effective tax rate is expected to be in the range of 41.2 percent to 41.7 percent for the year ended December 31, 2012. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

•                  Depreciation and amortization expense is expected to be in the range of $33.0 million to $35.0 million.

•                  Capital expenditures are projected in the range of $30.0 million to $35.0 million, primarily driven by ongoing investments in systems hardware and software that enhance trading technology.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its fourth quarter financial results today, February 9, 2012, at 8:30 a.m. ET/7:30 a.m. CT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers.  Telephone participants should place calls 10 minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, February 9, through 11:00 p.m. CT, February 23, 2012, by calling (800) 585-8367 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 37608845.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: legislative or regulatory changes; changes in law or government policy; increasing competition; loss of our exclusive licenses; decrease in trading volumes; an inability to introduce competitive new products and services; competitive pressures on our existing products, services and trading access fees; changes in price levels and volatility in the derivatives and equity markets; economic, political and market conditions; increases in our fixed costs and expenses; loss of existing customers; difficulty developing strategic relationships and attracting new customers; increased costs related to, or the loss of, intellectual property; rapid technological developments; increases in trading volume and order transaction traffic that we cannot accommodate; our ability to maintain our growth effectively; damage to our reputation and brand name; loss of market data revenue; detrimental changes to our fee structure; failure to effectively monitor and manage our risks; customer consolidation; and changes to the tax treatment for options trading.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2010 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:

Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, CBOE Futures ExchangeSM, and VXEEMSM and VXEMSM are service marks of CBOE.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by CBOE and C2.  C2SM, C2 Options Exchange SM and SPXpmSM are service marks of C2 Options Exchange, Incorporated.  All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Trading Days	63	64	63	62	64
PRODUCT:
Equities	1,695	1,968	1,936	2,604	2,260
Indexes	1,202	1,590	1,114	1,172	984
Exchange-traded funds	1,366	1,861	1,349	1,263	990
Total Options Average	4,263	5,419	4,399	5,039	4,234
Futures	38	62	48	42	28
Total Average Daily Volume	4,301	5,481	4,447	5,081	4,262

Average Transaction Fee Per Contract by Product

	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
PRODUCT:
Equities	$0.167	$0.159	$0.169	$0.160	$0.177
Indexes	0.631	0.605	0.627	0.604	0.590
Exchange-traded funds	0.212	0.192	0.202	0.207	0.224
Total Options Average Transaction Fee	0.312	0.301	0.295	0.275	0.284
Futures	1.329	1.371	1.477	1.507	1.679
Total Average Transaction Fee Per Contract	$0.321	$0.313	$0.308	$0.285	$0.293

Transaction Fees by Product (in thousands)

	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
PRODUCT:
Equities	$17,860	$20,019	$20,582	$25,820	$25,570
Indexes	47,808	61,524	44,028	43,936	37,151
Exchange-traded funds	18,230	22,836	17,120	16,215	14,165
Total Options Fees	$83,898	$104,379	$81,730	$85,971	$76,886
Futures	3,149	5,461	4,510	3,968	3,000
Total Transaction Fees	$87,047	$109,840	$86,240	$89,939	$79,886

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance.  The non-GAAP measures provided in this press release include core operating expenses, adjusted operating revenues, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.  Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

The table below shows core operating expenses, which is the company’s operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended December 31		Twelve months ended December 31
(in thousands)	2011	2010	2011	2010
Total Operating Expenses	$67,529	$65,537	$266,512	$269,763
Less:
Depreciation and amortization	7,506	8,190	34,094	29,891
Accelerated stock-based compensation expense	—	2,004	453	12,968
Severance expense pursuant to executive employment agreement	3,709	—	3,709	—
Volume-based expenses:
Royalty fees	12,346	9,710	47,822	41,353
Trading volume incentives	2,440	5,665	14,239	21,294
Core Operating Expenses (non-GAAP):	$41,528	$39,968	$166,195	$164,257
Less: Continuing stock-based compensation expense	(3,010)	(3,233)	(12,166)	(7,833)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$38,518	$36,735	$154,029	$156,424

Detail of Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)
Employee costs	$21,550	$20,586	$88,126	$85,442
Data processing	4,263	4,960	17,933	19,501
Outside services	6,657	6,788	27,310	31,245
Travel and promotional expenses	3,345	1,672	9,812	9,569
Facilities costs	1,426	1,662	5,400	5,801
Other expenses	1,277	1,067	5,448	4,866
Total	$38,518	$36,735	$154,029	$156,424

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP.  The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

	Three months ended December 31, 2011				Three months ended December 31, 2010
		Items Impacting Results		After Considering		Items Impacting Results			After Considering
(in thousands, except per share amounts)	Reported (GAAP)	Operating Expenses(1)	Income Tax (2)	Items (non- GAAP)	Reported (GAAP)	Operating Revenues (3)	Operating Expenses (1)	Other Expense (4)	Items (non- GAAP)
Total Operating Revenues	$120,208			$120,208	$117,391	(4,406)			$112,985
Total Operating Expenses	67,529	(3,709)		63,820	65,537		(2,004)		63,533
Operating Income	52,679	3,709		56,388	51,854	(4,406)	2,004		49,452
Operating Margin	43.8%			46.9%	44.2%				43.8%
Total Other Income /(Expense)	(343)			(343)	(1,898)			1,620	(278)
Income Before Income Taxes	52,336	3,709		56,045	49,956	(4,406)	2,004	1,620	49,174
Income Tax Provision	20,529	1,478	322	22,329	18,579	(1,638)	745	602	18,288
Effective Income Tax Rate	39.2%		0.6%	39.8%	37.2%				37.2%
Net Income	$31,807	$2,231	$(322)	$33,716	$31,377	$(2,768)	$1,259	$1,018	$30,886
Net Income Allocated to Participating Securities	(520)	(37)	5	(552)	(690)	61	(28)	(22)	(679)
Net Income Allocated to Common Stockholders	$31,287	$2,194	$(317)	$33,164	$30,687	$(2,707)	$1,231	$996	$30,207
Diluted Net Income per Share Allocated to Common Stockholders	$0.35	$0.02	$—	$0.37	$0.31	$(0.03)	$0.01	$0.01	$0.31

	Twelve months ended December 31, 2011					Twelve months ended December 31, 2010
		Items Impacting Results			After Considering		Items Impacting Results			After Considering
(in thousands, except per share amounts)	Reported (GAAP)	Operating Expenses (1)	Other Expense (4)	Income Tax (2)	Items (non- GAAP)	Reported (GAAP)	Operating Revenues (3)	Operating Expenses (1)	Other Expense (4)	Items (non- GAAP)
Total Operating Revenues	$508,144				$508,144	$437,104	(4,406)			$432,698
Total Operating Expenses	266,512	(4,162)			262,350	269,763		(12,968)		256,795
Operating Income	241,632	4,162			245,794	167,341	(4,406)	12,968		175,903
Operating Margin	47.6%				48.4%	38.3%				40.7%
Total Other Income /(Expense)	(1,548)		460		(1,088)	(2,718)			1,620	(1,098)
Income Before Income Taxes	240,084	4,162	460		244,706	164,623	(4,406)	12,968	1,620	174,805
Income Tax Provision	100,678	1,677	185	(3,901)	98,639	65,227	(1,746)	5,138	642	69,261
Effective Income Tax Rate	41.9%			(1.6)%	40.3%	39.6%				39.6%
Net Income	$139,406	$2,485	$275	$3,901	$146,067	$99,396	$(2,660)	$7,830	$978	$105,544
Net Income Allocated to Participating Securities	(2,263)	(40)	(6)	(63)	(2,372)	(1,230)	33	(97)	(12)	(1,306)
Net Income Allocated to Common Stockholders	$137,143	$2,445	$269	$3,838	$143,695	$98,166	$(2,627)	$7,733	$966	$104,238
Diluted Net Income per Share Allocated to Common Stockholders	$1.52	$0.03	$—	$0.04	$1.60	$1.03	$(0.03)	$0.08	$0.01	$1.09

NOTES:  Amounts may not foot due to rounding.

1)                 In the fourth quarter of 2011, the company recorded severance expense of $3.7 million pursuant to an executive employment agreement. In the first and second quarters of 2011, the company accelerated the recognition of stock-based compensation expense of $0.3 million and $0.2 million, respectively, to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board in May 2011. During the third and fourth quarters of 2010, the company accelerated the recognition of stock-based compensation expense of $11.0 million and $2.0 million, respectively, to recognize the remaining fair value of the stock-based compensation awards granted to certain executives due to provisions contained in their employment agreements.

2)                 In the fourth quarter of 2011, the company recorded a benefit of $0.3 million for research and development credits pertaining to prior years. In the third quarter of 2011, the company recorded a charge of $4.2 million for additional income tax expense due to potential additional tax liabilities for prior periods dating back to 2007 as a result of an advisory opinion from New York State taxing authorities issued during the quarter.

3)                 In the fourth quarter of 2010, the company recognized $4.4 million of prior period transaction fees to adjust for coding errors made by a CBOE exchange participant. The coding errors were identified through a review conducted by the company’s regulatory division. The amount was included in other revenue.

4)                 In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc totaling $0.5 million. In the fourth quarter of 2010, the company recorded an impairment charge of $1.6 million to write off its investment in OneChicago.

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Twelve Months Ended December 31, 2011 and 2010

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating Revenues:
Transaction fees	$87,047	$79,886	$373,065	$330,264
Access fees	17,128	18,399	68,693	41,384
Exchange services and other fees	4,684	4,028	18,181	16,845
Market data fees	5,059	5,087	19,906	21,343
Regulatory fees	4,249	3,906	19,243	15,315
Other revenue	2,041	6,085	9,056	11,953
Total Operating Revenues	120,208	117,391	508,144	437,104

Operating Expenses:
Employee costs	28,269	25,823	104,454	106,243
Depreciation and amortization	7,506	8,190	34,094	29,891
Data processing	4,263	4,960	17,933	19,501
Outside services	6,657	6,788	27,310	31,245
Royalty fees	12,346	9,710	47,822	41,353
Trading volume incentives	2,440	5,665	14,239	21,294
Travel and promotional expenses	3,345	1,672	9,812	9,569
Facilities costs	1,426	1,662	5,400	5,801
Other expenses	1,277	1,067	5,448	4,866
Total Operating Expenses	67,529	65,537	266,512	269,763

Operating Income	52,679	51,854	241,632	167,341

Other Income / (Expense):
Investment income	24	82	142	475
Net loss from investment in affiliates	(161)	(1,755)	(811)	(2,297)
Interest and other borrowing costs	(206)	(225)	(879)	(896)
Total Other Income / (Expense)	(343)	(1,898)	(1,548)	(2,718)

Income Before Income Taxes	52,336	49,956	240,084	164,623
Income Tax Provision	20,529	18,579	100,678	65,227
Net Income	31,807	31,377	139,406	99,396
Net Income allocated to participating securities	(520)	(690)	(2,263)	(1,230)
Net Income allocated to common stockholders	$31,287	$30,687	$137,143	$98,166

Net income per share allocated to common stockholders
Basic	$0.35	$0.31	$1.52	$1.03
Diluted	0.35	0.31	1.52	1.03
Weighted average shares used in computing income per share:
Basic	89,397	97,802	89,994	95,754
Diluted	89,397	97,802	89,994	95,754

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

December 31, 2011 and December 31, 2010

(in thousands, except share amounts)	December 31, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$134,936	$53,789
Accounts receivable - net of allowances of $304 and $108	37,578	37,746
Marketing fee receivable	5,195	7,815
Income taxes receivable	6,756	5,537
Other prepaid expenses	4,152	4,510
Other current assets	1,065	537
Total Current Assets	189,682	109,934
Investments in Affiliates	14,305	12,615
Land	4,914	4,914
Property and Equipment:
Construction in progress	1,264	1,729
Building	60,917	60,917
Furniture and equipment	252,905	240,711
Less accumulated depreciation and amortization	(238,288)	(221,273)
Total Property and Equipment—Net	76,798	82,084
Other Assets:
Software development work in progress	6,168	1,131
Data processing software and other assets (less accumulated amortization of $121,173 and $107,770)	36,001	43,434
Total Other Assets—Net	42,169	44,565
Total	$327,868	$254,112

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$46,071	$40,084
Marketing fee payable	5,765	8,349
Deferred revenue	351	280
Post-retirement medical benefits	100	103
Total Current Liabilities	52,287	48,816

Long-term Liabilities:
Post-retirement medical benefits	1,781	1,782
Income taxes payable	12,185	3,165
Other long-term liabilities	3,906	3,993
Deferred income taxes	21,439	20,482
Total Long-term Liabilities	39,311	29,422
Total Liabilities	91,598	78,238
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at December 31, 2011 and December, 31, 2010	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 90,781,222 issued and 88,768,885 outstanding at December 31, 2011; 51,786,717 shares issued and outstanding at December 31, 2010	908	518
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized, none and 38,297,994 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	—	383
Additional paid-in-capital	55,469	42,858
Retained Earnings	232,121	133,087
Treasury Stock, at cost: 2,012,337 shares at December 31, 2011	(51,329)	—
Accumulated other comprehensive loss	(899)	(972)
Total Stockholders’ Equity	236,270	175,874

Total	$327,868	$254,112

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Twelve Months Ended December 31, 2011 and 2010

	Twelve Months Ended December 31,
(in thousands)	2011	2010
Cash Flows from Operating Activities:
Net Income	$139,406	$99,396
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	34,094	29,891
Other amortization	90	69
Provision for deferred income taxes	940	21
Stock-based compensation	12,618	20,801
Loss on disposition of property	1,225	139
Loss on investment in affiliates	352	677
Impairment of investment in affiliates and other assets	459	1,620
Changes in assets and liabilities:
Accounts receivable	168	(7,309)
Marketing fee receivable	2,620	1,156
Income taxes receivable	(1,219)	(3,954)
Prepaid expenses	704	535
Other receivable	—	2,086
Other current assets	(528)	(85)
Accounts payable and accrued expenses	5,784	(3,334)
Marketing fee payable	(2,584)	(1,437)
Deferred revenue and other long-term liabilities	(16)	(12)
Post-retirement benefit obligation	(4)	(9)
Income taxes payable	9,020	350
Settlement with appellants	—	(3,000)
Access fees subject to fee-based payment	—	(2,688)
Net Cash Flows provided by Operating Activities	203,129	134,913
Cash Flows from Investing Activities:
Capital and other assets expenditures	(29,143)	(23,556)
Investment in affiliates	(1,250)	(7,990)
Other	112	(998)
Net Cash Flows used in Investing Activities	(30,281)	(32,544)
Cash Flows from Financing Activities:
Payments for debt issuance costs	—	(23)
Payment of dividends	(40,372)	(133,078)
Purchase of unrestricted stock from employees	(4,339)	—
Purchase of unrestricted stock under repurchase program	(46,990)	—
Exercise right privilege settlement payable	—	(300,000)
IPO proceeds - net	—	301,238
Tender offer for Class A-1 and Class A-2 common stock	—	(299,190)
Other stock repurchases	—	(1,257)
Net Cash Flows used in Financing Activities	(91,701)	(432,310)

Net Increase (Decrease) in Cash and Cash Equivalents	81,147	(329,941)

Cash and Cash Equivalents at Beginning of Period	$53,789	$383,730
Cash and Cash Equivalents at End of Period	$134,936	$53,789

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$93,224	$70,289
Non-cash activities:
Change in post-retirement benefit obligation	$(90)	$289
Unpaid liability to acquire equipment and software	$1,537	$2,744
Unpaid liabilities related to investments	$1,250	$3,833